Exhibit 99.1

CENAQ Energy Corp. Announces Receipt of Notification Letter from Nasdaq

Houston, TX, August 26, 2022 – CENAQ Energy Corp. (the “Company” or “CENAQ”; Nasdaq: CENQ) announced today that it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with the Nasdaq Listing Rule 5250(c)(1) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The notice has no immediate effect on the listing of the Company’s securities on Nasdaq. The Company has 60 days, or until October 24, 2022, to submit a plan to regain compliance with respect to the delinquent Form 10-Q. If Nasdaq accepts the Company’s plan, Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until February 23, 2023, to regain compliance. The Company may regain compliance prior to this deadline by filing the Form 10-Q. The Company filed the Form 10-Q on August 25, 2022.

About CENAQ Energy Corp.

CENAQ is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CENAQ focused its search for a target business in the energy industry in North America. CENAQ is led by energy industry veterans J. Russell Porter (CEO) and Michael J. Mayell (President and CFO).

Forward Looking Statements

The information included in this press release and in any oral statements made in connection with this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release are forward-looking statements. When used in this press release, including any oral statements made in connection with this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on CENAQ management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, CENAQ disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. CENAQ cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of CENAQ. There may be additional risks that CENAQ does not presently know or that CENAQ currently believes are immaterial that could cause actual results to differ from those contained in the forward-looking statements. Additional information concerning these and other factors that may impact CENAQ’s expectations and projections can be found in CENAQ’s periodic filings with the SEC, including those set forth in the section entitled “Risk Factors” in CENAQ’s Annual Report on Form 10-K filed with the SEC on March 30, 2022, any subsequently filed Quarterly Report on Form 10-Q and the section entitled “Risk Factors” in the preliminary proxy statement filed on August 12, 2022. CENAQ’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Relations Contact:

J. Russell Porter – CEO

rporter@cenaqcorp.com

(305) 799-4822